As filed with the Securities and Exchange Commission on May 30, 2017.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-1

CAN-FITE BIOPHARMA LTD.

(Exact name of registrant as specified in its charter)

Israel	2834	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

10 Bareket Street

Kiryat Matalon, P.O. Box 7537

Petach-Tikva 4951778, Israel

(972) (3)924-1114

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Vcorp Services, LLC
25 Robert Pitt Drive, Suite 204
Monsey, New York 10952

(Name, Address, including zip code, and telephone number, including area code, of agent for service)

Copies of all correspondence to:

Gary Emmanuel, Esq.	Ronen Kantor, Adv.
McDermott Will & Emery LLP	Doron Tikotzky Kantor Gutman Cederboum & Co.
340 Madison Ave.	B.S.R. 4 Tower, 33rd Floor
New York, NY 10173	7 Metsada Street
Tel: (212) 547 5400	Bnei Brak 5126112 Israel Tel: +972-3-613-3371

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act. Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

 † The term “new or revised financial accounting standard” refers to any updated issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered (1)	Amount to be Registered (2)	Proposed Maximum Offering Price per Security (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Ordinary shares, par value NIS 0.25 per share, underlying Warrants to Purchase American Depositary Shares (4)	2,750,000 Ordinary Shares	$1.81	$4,963,750	$575.30

Total	2,750,000 Ordinary Shares	$1.81	$4,963,750	$575.30

(1)	American Depositary Shares, or ADSs, issuable upon deposit of the ordinary shares registered hereby have been registered pursuant to a separate registration statement on Form F-6 (File No. 333-183741). Each American Depositary Share represents two (2) ordinary shares.

(2)	This registration statement also includes an indeterminate number of shares underlying the ADSs that may become offered, issuable or sold to prevent dilution resulting from stock splits, stock dividends and similar transactions, which are included pursuant to Rule 416 under the Securities Act of 1933, as amended.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended, based on the average of the equivalent high and low sales prices of the ADSs on the NYSE MKT on May 24, 2017.

(4)	Consists of (i) 2,500,000 ordinary shares represented by 1,250,000 ADSs issuable upon the exercise of warrants issued in a private placement in January 2017, and (ii) 250,000 ordinary shares represented by 125,000 ADSs issuable upon the exercise of placement agent warrants issued in connection with the private placement.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 30, 2017

2,750,000 Ordinary Shares represented by 1,375,000 American Depositary Shares

This prospectus relates to the resale, by the selling shareholders identified in this prospectus, of up to an aggregate of up to 2,750,000 ordinary shares, par value NIS 0.25 per share of Can-Fite Biopharma Ltd., represented by 1,375,000 American Depository Shares, or ADSs, consisting of (i) 2,500,000 ordinary shares represented by 1,250,000 ADSs issuable upon the exercise of warrants originally issued in a private placement on January 2017, and (ii) 250,00 ordinary shares represented by 125,000 ADSs issuable upon the exercise of placement agent warrants issued in connection with the private placement. The selling shareholders are identified in the table commencing on page 13. Each ADS represents 2 ordinary shares. No ADSs are being registered hereunder for sale by us. We will not receive any proceeds from the sale of the ADSs by the selling shareholders. All net proceeds from the sale of the ordinary shares represented by ADSs covered by this prospectus will go to the selling shareholders. However, we may receive the proceeds from any exercise of warrants if the holders do not exercise the warrants on a cashless basis. See “Use of Proceeds.”

The selling shareholders may sell all or a portion of the ordinary shares represented by ADSs from time to time in market transactions through any market on which our ADSs are then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. See “Plan of Distribution”.

Our ADSs are listed on the NYSE MKT under the symbol “CANF.” On May 26, 2017, the closing price of our ADSs on the NYSE MKT was US$1.82 per ADS. Our ordinary shares also trade on the Tel Aviv Stock Exchange, or TASE, under the symbol “CFBI”. On May 28, 2017, the last reported sale price of our ordinary shares on the TASE was NIS 3.368 or $0.942 per share (based on the exchange rate reported by the Bank of Israel on the same day).

The securities offered in this prospectus involve a high degree of risk. See “Risk Factors” beginning on page 8 of this prospectus to read about factors you should consider before purchasing any of our securities.

Neither the U.S. Securities and Exchange Commission, the Israel Securities Authority nor any state or other foreign securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _____, 2017

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC. As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s website or its offices described below under the heading “Where You Can Find Additional Information”.

You should rely only on the information that is contained in this prospectus or that is incorporated by reference into this prospectus. We have not authorized anyone to provide you with information that is in addition to or different from that contained in, or incorporated by reference into, this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it.

We are not offering to sell or solicit any security other than the ordinary shares represented by ADSs offered by this prospectus. In addition, we are not offering to sell or solicit any securities to or from any person in any jurisdiction where it is unlawful to make this offer to or solicit an offer from a person in that jurisdiction. The information contained in this prospectus is accurate as of the date on the front of this prospectus only, regardless of the time of delivery of this prospectus or of any sale of our ordinary shares. Our business, financial condition, results of operations and prospects may have changed since that date.

In this prospectus, unless the context otherwise requires:

●	references to “ADSs” refer to the Registrant’s American Depositary Shares;

●	references to “A3AR” refer to the A3 adenosine receptor;

●	references to the “Company,” “we,” “our” and “Can-fite” refer to Can-fite BioPharma Ltd. (the “Registrant”) and its consolidated subsidiaries;

●	references to the “Companies Law” or “Israeli Companies Law” are to Israel’s Companies Law, 5759-1999, as amended;

●	references to “dollars,” “U.S. dollars” and “$” are to United States Dollars;

●	references to “HCC” refer to hepatocellular carcinoma, also known as primary liver cancer;

●	references to “HCV” refer to hepatitis C virus;

●	references to “ordinary shares,” “our shares” and similar expressions refer to the Registrant’s Ordinary Shares, NIS 0.25 nominal (par) value per share;

●	references to “NAFLD” refer to non-alcoholic fatty liver disease;

●	references to “NASH” refer to non-alcoholic steatohepatitis;

●	references to “OA” refer to osteoarthritis;

●	references to “PBMC” refer to peripheral blood mononuclear cells;

●	references to “RA” refer to rheumatoid arthritis;

●	references to “Securities Law” or “Israeli Securities Law” are to Israel Securities Law, 5728-1968, as amended;

●	references to “shekels” and “NIS” are to New Israeli Shekels, the Israeli currency; and

●	references to the “SEC” are to the United States Securities and Exchange Commission.

We effected a 1-for-25 reverse share split with respect to our ordinary shares, options and warrants on May 12, 2013. Unless indicated otherwise by the context, all ordinary share, option, warrant and per share amounts as well as stock prices appearing in this prospectus have been adjusted to give retroactive effect to the share split for all periods presented.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus that we consider important. This summary does not contain all of the information you should consider before investing in our securities. You should read this summary together with the entire prospectus including the risks related to our business, our industry, investing in our ordinary shares and our location in Israel, that we describe under “Risk Factors” and our consolidated financial statements and the related notes before making an investment in our securities.

Overview

We are a clinical-stage biopharmaceutical company focused on developing orally bioavailable small molecule therapeutic products for the treatment of autoimmune inflammatory indications, oncology and liver diseases as well as sexual dysfunction. Our platform technology utilizes the Gi protein associated A3AR as a therapeutic target. A3AR is highly expressed in inflammatory and cancer cells, and not significantly expressed in normal cells, suggesting that the receptor could be a unique target for pharmacological intervention. Our pipeline of drug candidates are synthetic, highly specific agonists and allosteric modulators, or ligands or molecules that initiate molecular events when binding with target proteins, targeting the A3AR.

Our product pipeline is based on the research of Dr. Pnina Fishman, who investigated a clinical observation that tumor metastasis can be found in most body tissues, but are rarely found in muscle tissue, which constitutes approximately 60% of human body weight. Dr. Fishman’s research revealed that one reason that striated muscle tissue is resistant to tumor metastasis is that muscle cells release small molecules which bind with high selectivity to the A3AR. As part of her research, Dr. Fishman also discovered that A3ARs have significant expression in tumor and inflammatory cells, whereas normal cells have low or no expression of this receptor. The A3AR agonists and allosteric modulators, currently our pipeline of drug candidates, bind with high selectivity and affinity to the A3ARs and upon binding to the receptor initiate down-stream signal transduction pathways resulting in apoptosis, or programmed cell death, of tumors and inflammatory cells and to the inhibition of inflammatory cytokines. Cytokines are proteins produced by cells that interact with cells of the immune system in order to regulate the body’s response to disease and infection. Overproduction or inappropriate production of certain cytokines by the body can result in disease.

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Our product candidates, CF101, CF102 and CF602 are being developed to treat autoimmune inflammatory indications, oncology and liver diseases as well as sexual dysfunction. CF101, also known as Piclidenoson, is in an advance stage of clinical development for the treatment of autoimmune-inflammatory diseases, including RA and psoriasis. CF102, also known as Namodenoson, is being developed for the treatment of HCC and has orphan drug designation for the treatment of HCC in the U.S. and Europe. Namodenoson was granted Fast Track designation by the FDA as a second line treatment to improve survival for patients with advanced hepatocellular carcinoma who have previously received Nexavar (sorafenib). Namodenoson is also being developed for the treatment of non-alcoholic steatohepatitis, or NASH, following our study which revealed compelling pre-clinical data on Namodenoson in the treatment of NASH, a disease for which no FDA approved therapies currently exist. CF602 is our second generation allosteric drug candidate for the treatment of sexual dysfunction, which has shown efficacy in the treatment of erectile dysfunction in preclinical studies and is being prepared for an IND submission to the FDA and a Phase I trial. Preclinical studies revealed that our drug candidates have potential to treat additional inflammatory diseases, such as Crohn’s disease, oncological diseases and viral diseases, such as the JC virus.

We believe our pipeline of drug candidates represent a significant market opportunity. For instance, according to Visiongain, the world RA market size is predicted to generate revenues of $34.6 billion in 2020 and the psoriasis drug market is forecasted to be worth $8.9 billion by 2018. According to Datamonitor, the HCC drug market is expected to reach $1.4 billion by 2019.

We have in-licensed an allosteric modulator of the A3AR, CF602 from Leiden University. In addition, we have out-licensed Piclidenoson (i) for the treatment of RA to Kwang Dong Pharmaceutical Co. Ltd., a South Korean limited company, or KD for the Korean market, and (ii) for the treatment of psoriasis and RA to Cipher Pharmaceuticals for the Canadian market.

With respect to Namodenoson, in October 2016, we entered into an exclusive distribution agreement with Chong Kun Dang Pharmaceuticals, or CKD for the exclusive right to distribute Namodenoson for the treatment of liver cancer in South Korea, upon receipt of regulatory approvals. The distribution agreement provides for up to $3,000,000 in upfront and milestone payments, plus royalties on net sales of 23%. The distribution agreement further provides that we will deliver finished product to CKD and grant CKD a right of first refusal to distribute Namodenoson for other indications for which we develop Namodenoson.

In July 2016, OphthaliX, Inc., or OphthaliX, our subsidiary, released top-line results from its Phase II clinical trial of Piclidenoson for the treatment of glaucoma. In this trial, no statistically significant differences were found between the Piclidenoson treated group and the placebo group in the primary endpoint of lowering intra ocular pressure, or IOP. High IOP is a characteristic of glaucoma. Piclidenoson was found to have a favorable safety profile and was well tolerated. Based on these overall results, OphthaliX sees no immediate path forward in glaucoma. OphthaliX has since ceased all research and development operations. On May 21, 2017, OphthaliX and a wholly-owned private Israeli subsidiary of OphthaliX, Bufiduck Ltd, or the Merger Sub, and Wize Pharma Ltd., or Wize, an Israeli company listed on the Tel Aviv Stock Exchange currently focused on the treatment of ophthalmic disorders, including dry eye syndrome, entered into an Agreement and Plan of Merger, or the Merger Agreement, pursuant to which, among other things, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Wize, with Wize becoming a wholly-owned subsidiary of OphthaliX and the surviving corporation of the merger.

In June 2015, we received a lawsuit, filed with the District Court of Tel-Aviv, requesting recognition of this lawsuit as a class action. The lawsuit named us, our Chief Executive Officer and directors as defendants. The lawsuit alleges, among other things, that we misled the public with regard to disclosures concerning the efficacy of our drug candidate, Piclidenoson in relation to the Psoriasis studies. The claimant alleges that he suffered personal damages of over NIS 73,000, while also claiming that our shareholders suffered aggregate damages of approximately NIS 125 million. On March 31, 2016, we filed a response to the lawsuit. On March 1, 2017, a hearing was held in the District Court on whether to certify the lawsuit as a class action. A final hearing on the certification was scheduled for April 26, 2017. The hearing scheduled for April 26, 2017 was delayed and rescheduled for May 17, 2017. At such hearing, both parties presented oral closing summations and the judge instructed the parties to try to reach a settlement. Currently, the parties have filed written applications to strike out certain parts of the claims made. The date of the next hearing has not yet been set.

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We believe that our drug candidates have certain unique characteristics and advantages over drugs currently available on the market and under development to treat these indications. To date, we have generated our pipeline by in-licensing, researching and developing two synthetic A3AR agonists, Piclidenoson and Namodenoson, and an allosteric modulator, CF602. For example, our technology platform is based on the finding that the A3AR is highly expressed in pathological cells, such as various tumor cell types and inflammatory cells. High A3AR expression levels are also found in peripheral blood mononuclear cells, or PBMCs, of patients with cancer, inflammatory and viral diseases. PBMCs are a critical part of the immune system required to fight infection. We believe that targeting the A3AR with synthetic and highly selective A3AR agonists, such as Piclidenoson and Namodenoson, and allosteric modulators, such as CF602, induces anti-cancer and anti-inflammatory effects. In addition, our human clinical data suggests that the A3AR is a biological marker and that high A3AR expression prior to treatment may be predictive of good patient response to our drug treatment. In fact, as a result of our research we have developed a simple blood assay to test for A3AR expression as a predictive biological marker. We have been granted a U.S. patent with respect to the intellectual property related to such assay and utilized this assay in our Phase IIb study of Piclidenoson tor the treatment of RA.

Moreover, we believe characteristics of Piclidenoson, as exhibited in our clinical studies to date, including its good safety profile, clinical activity, simple and less frequent delivery through oral administration and its low cost of production, position it well against the competition in the autoimmune-inflammatory markets, including the RA and psoriasis markets, where treatments, when available, often include injectable drugs, many of which can be highly toxic, expensive and not always effective. Furthermore, pre-clinical pharmacology studies in different experimental animal models of arthritis revealed that Piclidenoson acts as a disease modifying anti-rheumatic drug, or a DMARD, which, when coupled with its good safety profile, make it competitive in the psoriasis and RA markets. Our recent findings also demonstrate that a biological predictive marker can be utilized prior to treatment with Piclidenoson, which may allow it to be used as a personalized medicine therapeutic approach for the treatment of RA. Like Piclidenoson, Namodenoson has a good safety profile, is orally administered and has a low cost of production, which we believe positions it well in the HCC market, where only one drug, Nexavar, has been approved by the FDA.

Nevertheless, other drugs on the market, new drugs under development (including drugs that are in more advanced stages of development in comparison to our drug candidates) and additional drugs that were originally intended for other purposes, but were found effective for purposes targeted by us, may all be competitive to the current drugs in our pipeline. In fact, some of these drugs are well established and accepted among patients and physicians in their respective markets, are orally bioavailable, can be efficiently produced and marketed, and are relatively safe. None of our product candidates have been approved for sale or marketing and, to date, there have been no commercial sales of any of our product candidates.

Our research further suggests that A3AR affects pathological and normal cells differently. While specific A3AR agonists, such as Piclidenoson and Namodenoson, and allosteric modulators, such as CF602, appear to inhibit growth and induce apoptosis of cancer and inflammatory cells, normal cells are refractory, or unresponsive to the effects of these drugs. To date, the A3AR agonists have had a positive safety profile as a result of this differential effect.

We also seek to obtain technologies that complement and expand our existing technology base by entering into license agreements with academic institutions and biotechnology companies. We in-licensed the intellectual property rights to CF602 from Leiden University. Under this license agreement we are generally obligated to diligently pursue product development, make development milestone payments, pay royalties on any product sale and make payments upon the grant of sublicense rights. The scope of payments we are required to make under our in-licensing agreement is comprised of various components that are paid commensurate with the progressive development and commercialization of our drug products.

In addition to in-licensing, we have also out-licensed one of our molecules to third-parties to capitalize on the experience, capabilities and location of such third-parties. Similar to our obligations under any in-license agreements, pursuant to these out-licensing agreements, our licensees are generally obligated to diligently pursue product development, make up-front payments, make development milestone payments and pay royalties on sales. Accordingly, we expect to fund certain of our future operations through out-licensing arrangements with respect to our product candidates.

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We are currently: (i) preparing to commence a Phase III trial for Piclidenoson in the treatment of RA, following agreement with the EMA on our protocol design and expect to commence enrollment in the third quarter of 2017, (ii) conducting preparatory work for a Phase III trial for Piclidenoson in the treatment of psoriasis following agreement with the EMA on our protocol design and expect to commence Institutional Review Board, or IRB, submissions in the fourth quarter of 2017, (iii) conducting a Phase II study with respect to the development of Namodenoson for the treatment of HCC and anticipate completing enrollment of approximately 78 patients during the second quarter of 2017, (iv) conducting preparatory work for a Phase II trial of Namodenoson in the treatment of NASH, a new indication identified by us for our liver cancer drug, following approval of the study protocol by IRBs and anticipate commencing enrollment in the third quarter of 2017, and (v) conducting efficacy and safety IND enabling studies with two additional compounds that belong to the family of allosteric molecules, similar to CF602, for the treatment of sexual dysfunction.

Our Strategy

Our strategy is to build a fully integrated biotechnology company that discovers, in-licenses and develops an innovative and effective small molecule drug portfolio of ligands that bind to a specific therapeutic target for the treatment of autoimmune-inflammatory indications, oncology and liver diseases as well as sexual dysfunction. We continue to develop and test our existing pipeline, while also testing other indications for our existing drugs and examining, from time to time, the potential of other small molecules that may fit our platform technology of utilizing small molecules to target the A3AR. We generally focus on drugs with global market potential and we seek to create global partnerships to effectively assist us in developing our portfolio and to market our products. Our approach allows us to:

●	continue to advance our clinical and preclinical pipeline;

●	test our products for additional indications which fit our molecules’ mechanism of action;

●	identify other small molecule drugs or ligands;

●	focus on our product candidates closest to realizing their potential; and

●	avoid dependency on a small number of small molecules and indications.

Using this approach, we have successfully advanced our product candidates for a number of indications into various stages of clinical development. Specific elements of our current strategy include the following:

Successful development of our existing portfolio of small molecule orally bioavailable drugs for the treatment of various diseases. We intend to continue to develop our existing portfolio of small molecule orally bioavailable drugs, both for existing targeted diseases, as well as other potential indications. Our drug development will continue to focus on autoimmune- inflammatory, oncology and liver diseases as well as sexual dysfunction. We will focus most prominently on advancing our product candidates that are in the most advanced stages, i.e., plaque psoriasis and RA with respect to Piclidenoson, and HCC and NASH with respect to Namodenoson.

Use our expertise with our platform technology to evaluate in-licensing opportunities. We continuously seek attractive product candidates and innovative technologies to in-license or acquire. We intend to focus on product candidates that would be synergistic with our A3AR expertise. We believe that by pursuing selective acquisitions of technologies in businesses that complement our own, we will be able to enhance our competitiveness and strengthen our market position. We intend to utilize our expertise in A3AR and our pharmacological expertise to validate new classes of small molecule orally bioavailable drugs. We will then seek to grow our product candidate portfolio by attempting to in-license those various candidates and to develop them for a variety of indications.

Primarily develop products that target major global markets. Our existing product candidates are almost all directed at diseases that have major global markets. Our intent is to continue to develop products that target diseases that affect significant populations using our platform technology. We believe these arrangements will allow us to share the high development cost, minimize the risk of failure and enjoy our partners’ marketing capabilities, while also enabling us to treat a more significant number of persons. We believe further that this strategy will increase the likelihood of advancing clinical development and potential commercialization of our product candidates.

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Commercialize our product candidates through out-licensing arrangements. We have previously entered into three out-licensing arrangements with major pharmaceutical companies in the Far East and one distribution agreement with a growing pharmaceutical company in Canada. We intend to continue to commercialize our product candidates throughout-licensing arrangements with third parties who may perform any or all of the following tasks: completing development, securing regulatory approvals, manufacturing, marketing and sales. We do not intend to develop our own manufacturing facilities or sales forces. If appropriate, we may enter into co-development and similar arrangements with respect to any product candidate with third parties or commercialize a product candidate ourselves. We believe these arrangements will allow us to share the high development cost, minimize the risk of failure and enjoy our partners’ marketing capabilities. We believe further that this strategy will increase the likelihood of advancing clinical development and potential commercialization of our product candidates.

Our Product Pipeline

The table below sets forth our current pipeline of product candidates, including the target indication and status of each.

Clinical Application/Drug	Pre-Clinical	Phase I	Phase II	Phase III
Autoimmune-Inflammatory
Rheumatoid Arthritis - Piclidenoson (1)

Psoriasis - Piclidenoson (2)

Oncology/Liver diseases
HCC - Namodenoson(3)

NASH – Namodenoson(4)

Sexual Dysfunction - CF602 (5)

Completed

On-going

Preparatory work

(1)	We are preparing to commence a Phase III trial for Piclidenoson in the treatment of RA, following agreement with the EMA on our protocol design.

(2)	We are conducting preparatory work for a Phase III trial for Piclidenoson in the treatment of psoriasis following agreement with the EMA on our protocol design.

(3)	We are conducting a Phase II study with respect to the development of Namodenoson for the treatment of HCC with approximately 78 patients.

(4)	We are commencing a Phase II trial of Namodenoson in the treatment of NASH, a new indication identified by us for our liver cancer drug, following approval of the study protocol by IRBs.

(5)	We are conducting efficacy and safety IND enabling studies with two additional compounds that belong to the family of allosteric molecules, similar to CF602, for the treatment of sexual dysfunction.

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January 2017 Financing

On January 24, 2017, we sold to certain institutional investors an aggregate of 2,500,000 ADSs in a registered direct offering at $2.00 per ADS resulting in gross proceeds of approximately $5,000,000. In addition, we issued to the investors unregistered warrants to purchase 1,250,000 ADSs in a private placement. The warrants may be exercised after six months from issuance for a period of five and a half years from issuance and have an exercise price of $2.25 per ADS, subject to adjustment as set forth therein. The warrants may be exercised on a cashless basis if six months after issuance there is no effective registration statement registering the ADSs underlying the warrants. We paid an aggregate of $360,000 in placement agent fees and expenses and issued unregistered placement agent warrants to purchase 125,000 ADS on the same terms as the warrants except they have a term of five years.

The selling shareholders named in this prospectus may offer and sell up to an aggregate of 2,750,000 ordinary shares represented by 1,375,000 ADSs issuable upon exercise of these warrants.

Throughout this prospectus, when we refer to our ordinary shares being registered on behalf of the selling shareholders, we are referring to the ordinary shares represented by ADSs that may be issuable upon exercise of warrants and placement agent warrants. Throughout this prospectus, when we refer to the selling shareholders, we are referring to the selling shareholders named herein and, as applicable, any donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling shareholder as a gift, pledge, or other non-sale related transfer that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part.

The Offering

ADSs Offered

Up to an aggregate of up to 2,750,000 ordinary shares, par value NIS 0.25 per share of Can-Fite Biopharma Ltd., represented by 1,375,000 American Depository Shares, or ADSs, consisting of (i) 2,500,000 ordinary shares represented by 1,250,000 ADSs issuable upon the exercise of warrants originally issued in a private placement on January 2017, and (ii) 250,00 ordinary shares represented by 125,000 ADSs issuable upon the exercise of placement agent warrants issued in connection with the private placement. The selling shareholders are identified in the table commencing on page 13. Each ADS represents 2 ordinary shares.

The warrants may be exercised after six months from issuance for a period of five and a half years from issuance (in the case of the investor warrants) and for a period of five years from issuance (in the case of the placement agent warrants) and have an exercise price of $2.25 per ADS, subject to adjustment as set forth therein. The warrants may be exercised on a cashless basis if six months after issuance there is no effective registration statement registering the ADSs underlying the warrants.

Ordinary Shares Outstanding at May 28, 2017	32,709,901 ordinary shares (which excludes 446,827 ordinary shares held in treasury).
Use of Proceeds	We will not receive any proceeds from the sale of the ordinary shares represented by ADSs by the selling shareholders. All net proceeds from the sale of the ordinary shares represented by ADSs covered by this prospectus will go to the selling shareholders. However, we may receive the proceeds from any exercise of warrants and placement agent warrants if the holders do not exercise the warrants on a cashless basis. See “Use of Proceeds.” Any net proceeds we receive from the selling shareholders through the exercise of warrants and placement

NYSE MKT Symbol for ADS	CANF

Risk Factors	Before investing in our securities, you should carefully read and consider the “Risk Factors” beginning on page 8 of this prospectus.

Depositary	Bank of New York Mellon

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RISK FACTORS

An investment in our securities involves a high degree of risk. you should carefully consider the risk factors set forth in our most recent Annual Report on Form 20-F on file with the SEC, which is incorporated by reference into this prospectus, as well as the following risk factors, which supplement or augment the risk factors set forth in our Annual Report on Form 20-F. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties not presently known to us or that we currently deem immaterial may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

The sale of a substantial amount of our ordinary shares or ADSs, including resale of the ADSs issuable upon the exercise of the warrants held by the selling shareholders in the public market could adversely affect the prevailing market price of our common stock.

We are registering for resale 2,750,000 ordinary shares represented by 1,375,000 ADSs issuable upon the the exercise of warrants held by the selling shareholders. Sales of substantial amounts of shares of our ordinary shares or ADSs in the public market, or the perception that such sales might occur, could adversely affect the market price of our ordinary shares, and the market value of our other securities. We cannot predict if and when selling shareholders may sell such shares in the public markets. Furthermore, in the future, we may issue additional ordinary shares or ADSs or other equity or debt securities convertible into ordinary shares or ADSs. Any such issuance could result in substantial dilution to our existing shareholders and could cause our stock price to decline.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements, about our expectations, beliefs or intentions regarding, among other things, our product development efforts, business, financial condition, results of operations, strategies or prospects. In addition, from time to time, we or our representatives have made or may make forward-looking statements, orally or in writing. Forward-looking statements can be identified by the use of forward-looking words such as “believe,” “expect,” “intend,” “plan,” “may,” “should” or “anticipate” or their negatives or other variations of these words or other comparable words or by the fact that these statements do not relate strictly to historical or current matters. These forward-looking statements may be included in, but are not limited to, various filings made by us with the U.S. Securities and Exchange Commission, or the SEC, press releases or oral statements made by or with the approval of one of our authorized executive officers. Forward-looking statements relate to anticipated or expected events, activities, trends or results as of the date they are made. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties that could cause our actual results to differ materially from any future results expressed or implied by the forward-looking statements. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements, including, but not limited to, the factors summarized below.

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This prospectus identifies important factors which could cause our actual results to differ materially from those indicated by the forward-looking statements, particularly those set forth under the heading “Risk Factors.” The risk factors included in this prospectus are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

●	the initiation, timing, progress and results of our preclinical studies, clinical trials and other product candidate development efforts;

●	our ability to advance our product candidates into clinical trials or to successfully complete our preclinical studies or clinical trials;

●	our receipt of regulatory approvals for our product candidates, and the timing of other regulatory filings and approvals;

●	the clinical development, commercialization and market acceptance of our product candidates;

●	our ability to establish and maintain corporate collaborations;

●	the implementation of our business model and strategic plans for our business and product candidates;

●	the scope of protection we are able to establish and maintain for intellectual property rights covering our product candidates and our ability to operate our business without infringing the intellectual property rights of others;

●	estimates of our expenses, future revenues, capital requirements and our needs for additional financing;

●	competitive companies, technologies and our industry; and

●	statements as to the impact of the political and security situation in Israel on our business.

All forward-looking statements attributable to us or persons acting on our behalf speak only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligations to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events. In evaluating forward-looking statements, you should consider these risks and uncertainties.

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PRICE RANGE OF OUR ORDINARY SHARES

Our ordinary shares have been trading on the Tel Aviv Stock Exchange, or TASE, under the symbol “CFBI” since October 2005.

The following table sets forth, for the periods indicated, the reported high and low closing sale prices of our ordinary shares on the TASE in NIS and U.S. dollars. U.S. dollar per ordinary share amounts were calculated using the U.S. dollar representative rate of exchange on the date to which the high or low market price is applicable, as reported by the Bank of Israel. As May 28 2017, we had 32,709,901 ordinary shares outstanding (which excludes 446,827 ordinary shares held in treasury).

We effected a 1-for-25 reverse share split with respect to our ordinary shares, options and warrants on May 12, 2013. Reported prices in the table below have been adjusted to give retroactive effect to the share split.

	NIS		U.S.$
	Price Per Ordinary Share (1)		Price Per Ordinary Share (1)
	High	Low	High	Low
Annual:
2016	6.296	3.832	1.665	0.962
2015	10.990	2.947	2.735	0.760
2014	11.140	4.495	3.198	1.175
2013	15.600	6.217	4.453	1.725
2012	12.400	7.325	3.225	1.800

Quarterly:
Second Quarter 2017 (through May 28 2017)	3.582	3.295	0.986	0.914
First Quarter 2017	4.688	3.448	1.230	0.946
Fourth Quarter 2016	4.949	3.959	1.310	1.041
Third Quarter 2016	5.132	4.052	1.335	1.059
Second Quarter 2016	6.296	4.928	1.665	1.291
First Quarter 2016	5.841	3.832	1.497	0.962
Fourth Quarter 2015	9.519	5.243	2.482	1.346
Third Quarter 2015	10.020	2.947	2.543	0.760
Second Quarter 2015	5.800	4.145	1.498	1.055
First Quarter 2015	10.990	4.554	2.735	1.144

Most Recent Six Months:
May (through May 28, 2017)	3.406	3.295	0.943	0.914
April 2017	3.582	3.317	0.986	0.901
March 2017	3.900	3.448	1.057	0.946
February 2017	4.000	3.566	1.067	0.946
January 2017	4.688	3.589	1.239	0.952
December 2016	4.563	3.959	1.187	1.041
November 2016	4.582	4.284	1.197	1.114

(1)	We effected a 1-for-25 reverse share split with respect to our ordinary shares, options and warrants on May 12, 2013. Reported prices in the table below have been adjusted to give retroactive effect to the share split.

On May 28, 2017, the last reported sales price of our ordinary shares on the TASE was NIS 3.368 per share, or $0.942 per share. On May 28, 2017, the exchange rate of the NIS to the dollar was $1.00 = NIS 3.574 as reported by the Bank of Israel.

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PRICE RANGE OF OUR ADSs

On October 2, 2012, our ADSs began trading over the counter, or OTC, in the United States under the symbol “CANFY” and on November 19, 2013, our ADSs began trading on the NYSE MKT under the symbol “CANF.” One ADS represents two ordinary shares. See “Item 12—Description of Securities Other Than Equity Securities—American Depositary Shares” of our Form 20-F for the year ended December 31, 2016 for a description of the rights attaching to the ADSs.

The following table sets forth, for the periods indicated, the reported high and low closing sale prices of our ADSs on the OTC and NYSE MKT in U.S. dollars.

	U.S.$
	Price Per ADS (1)
	High	Low
Annual:
2016	3.35	1.95
2015	5.54	1.61
2014	6.50	2.41
2013	8.60	3.30
2012 (from October 2, 2012)	5.50	4.74

Quarterly:
Second Quarter 2017 (through May 28, 2017)	1.92	1.75
First Quarter 2017	2.45	1.79
Fourth Quarter 2016	2.68	2.00
Third Quarter 2016	2.72	2.07
Second Quarter 2016	3.35	2.51
First Quarter 2016	2.93	1.95
Fourth Quarter 2015	4.66	2.64
Third Quarter 2015	5.24	1.61
Second Quarter 2015	3.29	1.95
First Quarter 2015	5.54	2.20

Most Recent Six Months:
May 2017 (through May 28, 2017)	1.87	1.75
April 2017	1.92	1.81
March 2017	2.06	1.87
February 2017	2.02	1.83
January 2017	2.45	1.79
December 2016	2.46	2.00
November 2016	2.38	2.13

(1)	We effected a 1-for-25 reverse share split with respect to our ordinary shares, options and warrants on May 12, 2013. Reported prices in the table below have been adjusted to give retroactive effect to the share split.

On May 26, 2017, the last reported sales price of our ADSs on the NYSE MKT was $1.82 per share.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the ordinary shares represented by ADSs by the selling shareholders. All net proceeds from the sale of the ordinary shares represented by ADSs and the warrants and placement agent warrants covered by this prospectus will go to the selling shareholders. We expect that the selling shareholders will sell their ordinary shares represented by ADSs as described under “Plan of Distribution.”

We may receive proceeds from the exercise of the warrants and placement agent warrants and issuance of the warrant ADSs to the extent that these warrants are exercised for cash.  Warrants, however, are exercisable on a cashless basis under certain circumstances. If all of the warrants mentioned above were exercised for cash in full, the proceeds would be approximately $3.1 million. We intend to use the net proceeds of such warrant exercise, if any, for research and development, general and administrative expenses, and for working capital purposes.  Pending such uses, we intend to invest the net proceeds in short-term, interest-bearing, investment grade securities or as otherwise pursuant our customary investment policies. We can make no assurances that any of the warrants and placement agent warrants will be exercised, or if exercised, that they will be exercised for cash, the quantity which will be exercised or in the period in which they will be exercised.

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CAPITALIZATION

The following table presents our total capitalization as at March 31, 2017:

The amounts shown below are unaudited and represent management's estimate. The information in this table should be read in conjunction with and is qualified by reference to the financial statements and notes thereto and other financial information incorporated by reference into this prospectus.

March 31, 2017
(Unaudited)
(U.S.$
in thousands)
Long-term liabilities:	4,488

Shareholders’ equity:
Share capital	2,282
Share Premium	94,042
Capital reserve	5,859
Warrants	2,473
Treasury shares at cost	(999)
Accumulated other comprehensive loss	(234)
Accumulated deficit	(97,633)
Non-controlling interests	38
Total shareholder’s equity	5,828

Total capitalization (long-term liabilities and equity)	10,316

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SELLING SHAREHOLDERS

The ordinary shares represented by ADSs being offered by the selling shareholders are those ordinary shares represented by ADSs issuable upon exercise of warrants previously issued in connection with our private placement that closed in January 2017. For additional information regarding the issuance of those ADSs and warrants to purchase ADSs, see “Prospectus Summary – January 2017 Financing” above. We are registering the ordinary shares represented by ADSs in order to permit the selling shareholders to offer the ordinary shares represented by ADSs for resale from time to time. Other than with respect to H.C. Wainwright & Co. LLC, or H.C. Wainwright, which acted as our placement agent in the January 2017 financing, and previously has acted as a placement agent for us in financings in September and October 2015 and December 2014, except for the ownership of the warrants and placement agent warrants issued, and the ADSs issued and issuable, pursuant to prior financings, the selling shareholders have not had any material relationship with us within the past three years.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the ordinary shares represented by ADSs by each of the selling shareholders. The second column lists the number of ordinary shares represented by ADSs beneficially owned by each selling stockholder, based on its ownership of ADSs and warrants or placement agent warrants to purchase ADSs, as of May 28, 2017, assuming exercise of the warrants or placement agent warrants held by the selling shareholders on that date, without regard to any limitations on conversions or exercises. The third column lists the maximum number of ordinary shares represented by ADSs being offered in this prospectus by the selling shareholders. The fourth and fifth columns list the amount of ordinary shares represented by ADSs owned after the offering, by number of ordinary shares represented by ADSs and percentage of outstanding ordinary shares, assuming in both cases the sale of all of the ordinary shares represented by ADSs offered by the selling shareholders pursuant to this prospectus.

Under the terms of the warrants and placement agent warrants issued in the January 2017 financing as well as the financings in September and October 2015 and December 2014 a selling stockholder may not exercise the warrants to the extent such exercise would cause such selling stockholder, together with its affiliates, to beneficially own a number of ordinary shares which would exceed 4.99% of our then outstanding ordinary shares following such exercise, excluding for purposes of such determination ordinary shares not yet issuable upon exercise of the warrants and placement agent warrants which have not been exercised. The number of shares does not reflect this limitation. The selling shareholders may sell all, some or none of their ordinary shares represented by ADSs or warrants or placement agent warrants in this offering. See “Plan of Distribution.”

Selling Shareholder	Number of Ordinary Shares Owned Prior to Offering		Maximum Number of Ordinary Shares to be Sold Pursuant to this Prospectus		Number of Ordinary Shares Owned After the Offering		Percentage of Ordinary Shares Owned After the Offering
Sabby Healthcare Master Fund, Ltd. (1)	1,584,786	(2)	500,000	(3)	1,084,786	(4)	3.2%

Sabby Volatility Warrant Master Fund, Ltd. (5)	907,146	(6)	250,000	(7)	657,146	(8)	2.0%

Osher Capital Partners LLC (9)	100,000	(10)	100,000	(10)	-		*

Alpha Capital Anstalt (11)	650,000	(12)	650,000	(12)	-		*

Intracoastal Capital LLC (13)	2,686,084	(13)	500,000	(14)	2,186,084	(15)	6.3%

Empery Asset Master, Ltd.(16)	600,237	(17)	217,904	(18)	382,333	(19)	1.2%

Empery Tax Efficient, L.P. (20)	284,856	(21)	114,471	(22)	170,385	(23)	*

Empery Tax Efficient II, L.P.(24)	707,957	(25)	167,625	(26)	540,332	(27)	1.6%

H.C. Wainwright & Co., LLC (28)	197,310	(29)	75,000	(30)	122,310	(31)	*

Michael Vasinkevich (32)	226,910	(33)	86,250	(34)	140,660	(35)	*

Noam Rubinstein (14) (32)	88,462	(36)	37,500	(37)	50,962	(38)	*

Michael Mirsky (32)	118,714	(39)	41,250	(40)	77,464	(41)	*

Mark Viklund (32)	19,732	(42)	7,500	(43)	12,232	(44)	*

Charles Worthman (32)	6,576	(45)	2,500	(46)	4,076	(47)	*

* Denotes less than 1%

(1)	Sabby Management, LLC is the investment manager of Sabby Healthcare Master Fund, Ltd., or Sabby HMF, and shares voting and investment power with respect to these shares in this capacity. As manager of Sabby Management, LLC, Hal Mintz also shares voting and investment power on behalf of Sabby HMF. Each of Sabby Management, LLC and Hal Mintz disclaims beneficial ownership over the securities listed except to the extent of their pecuniary interest therein. The address of principal business office of Sabby HMF is 10 Mountainview Road, Suite 205, Upper Saddle River, New Jersey 07458.

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(2)	Represents (i) 758,622 ordinary shares represented by 379,311 ADSs issuable upon exercise of warrants issued in our September 2015 financing, (ii) 326,164 ordinary shares represented by 163,082 ADSs issuable upon exercise of warrants issued in our October 2015 financing, and (iii) 500,000 ordinary shares represented by 250,000 ADSs issuable upon exercise of warrants issued in our January 2017 financing,

(3)	Represents 500,000 ordinary shares represented by 250,000 ADSs issuable upon exercise of warrants issued in our January 2017 financing.

(4)	Represents (i) 758,622 ordinary shares represented by 379,311 ADSs issuable upon exercise of warrants issued in our September 2015 financing, and (ii) 326,164 ordinary shares represented by 163,082 ADSs issuable upon exercise of warrants issued in our October 2015 financing.

(5)	Sabby Management, LLC is the investment manager of Sabby Volatility Warrant Master Fund, Ltd., or Sabby VWMF, and shares voting and investment power with respect to these shares in this capacity. As manager of Sabby Management, LLC, Hal Mintz also shares voting and investment power on behalf of Sabby VWMF. Each of Sabby Management, LLC and Hal Mintz disclaims beneficial ownership over the securities listed except to the extent of their pecuniary interest therein. The address of principal business office of S Sabby VWMF is 10 Mountainview Road, Suite 205, Upper Saddle River, New Jersey 07458.

(6)	Represents (i) 459,770 ordinary shares represented by 229,885 ADSs issuable upon exercise of warrants issued in our September 2015 financing, (ii) 197,376 ordinary shares represented by 98,688 ADSs issuable upon exercise of warrants issued in our October 2015 financing, and (iii) 250,000 ordinary shares represented by 125,000 ADSs issuable upon exercise of warrants issued in our January 2017 financing.

(7)	Represents 250,000 ordinary shares represented by 125,000 ADSs issuable upon exercise of warrants issued in our January 2017 financing.

(8)	Represents (i) 459,770 ordinary shares represented by 229,885 ADSs issuable upon exercise of warrants issued in our September 2015 financing, and (ii) 197,376 ordinary shares represented by 98,688 ADSs issuable upon exercise of warrants issued in our October 2015 financing.

(9)	Yisroel Kluger has voting and dispositive power over the securities owned by Osher Capital Partners, LLC, or Osher. The address of Osher is c/o LH Financial, 510 Madison Ave, Suite 1400, New York, NY 10022.

(10)	Represents 100,000 ordinary shares represented by 50,000 ADSs issuable upon exercise of warrants issued in our January 2017 financing.

(11)	Konrad Ackerman has voting and dispositive power over the securities owned by Alpha Capital, or Alpha. The address of Alpha is c/o LH Financial, 510 Madison Ave, Suite 1400, New York, NY 10022.

(12)	Represents 650,000 ordinary shares represented by 325,000 ADSs issuable upon exercise of warrants issued in our January 2017 financing.

(13)	Mitchell P. Kopin, or Mr. Kopin, and Daniel B. Asher, or Mr. Asher, each of whom are managers of Intracoastal Capital LLC, or Intracoastal, have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of Exchange Act) of the securities reported herein that are held by Intracoastal.

In the aggregate, Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of 2,686,084 ordinary shares, which consists of (i) 72,816 ordinary shares represented by 36,408 ADSs issuable upon exercise of warrants originally issued in our March 2014 financing held by Intracoastal, (ii) 898,878 ordinary shares represented by 449,439 ADSs issuable upon exercise of warrants originally issued in our December 2014 financing held by Intracoastal, (iii) 850,574 ordinary shares represented by 425,287 ADSs issuable upon exercise of warrants issued in our September 2015 financing to Intracoastal, (iv) 363,816 ordinary shares represented by 181,908 ADSs issuable upon exercise of warrants issued in our October 2015 financing to Intracoastal, and (v) 500,000 ordinary shares represented by 250,000 ADSs issuable upon exercise of warrants issued in our January 2017 financing.

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Mr. Asher, who is a manager of Intracoastal, is also a control person of a broker-dealer. As a result of such common control, Intracoastal may be deemed to be an affiliate of a broker-dealer. Intracoastal acquired the ordinary shares being registered hereunder in the ordinary course of business, and at the time of acquisition of the ordinary shares and warrants described herein, Intracoastal did not have any arrangements or undertakings with any person to distribute such securities.

(14)	Represents 500,000 ordinary shares represented by 250,000 ADSs issuable upon exercise of warrants issued in our January 2017 financing.

(15)	Represents (i) 72,816 ordinary shares represented by 36,408 ADSs issuable upon exercise of warrants originally issued in our March 2014 financing held by Intracoastal, (ii) 898,878 ordinary shares represented by 449,439 ADSs issuable upon exercise of warrants originally issued in our December 2014 financing held by Intracoastal, (iii) 850,574 ordinary shares represented by 425,287 ADSs issuable upon exercise of warrants issued in our September 2015 financing to Intracoastal, and (iv) 363,816 ordinary shares represented by 181,908 ADSs issuable upon exercise of warrants issued in our October 2015 financing to Intracoastal.

(16)	Empery Asset Management LP, the authorized agent of Empery Asset Master Ltd, or EAM, has discretionary authority to vote and dispose of the shares held by EAM and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by EAM. EAM, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.

(17)	Represents (i) 97,087 ordinary shares represented by 48,543.5 ADSs issuable upon exercise of warrants issued in our March 2014 financing, (ii) 285,246 ordinary shares represented by 142,623 ADSs issuable upon exercise of warrants issued in our December 2014 financing, and (iii) 217,904 ordinary shares represented by 108,954 ADSs issuable upon exercise of warrants issued in our January 2017 financing.

(18)	Represents 217,904 ordinary shares represented by 108,954 ADSs issuable upon exercise of warrants issued in our January 2017 financing.

(19)	Represents (i) 97,087 ordinary shares represented by 48,543.5 ADSs issuable upon exercise of warrants issued in our March 2014 financing, and (ii) 285,246 ordinary shares represented by 142,623 ADSs issuable upon exercise of warrants issued in our December 2014 financing.

(20)	Empery Asset Management LP, the authorized agent of Empery Tax Efficient, LP, or ETE, has discretionary authority to vote and dispose of the shares held by ETE and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE. ETE, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.

(21)	Represents (i) 97,087 ordinary shares represented by 48,543.5 ADSs issuable upon exercise of warrants issued in our March 2014 financing, (ii) 73,298 ordinary shares represented by 36,649 ADSs issuable upon exercise of warrants issued in our December 2014 financing, and (iii) 114,471 ordinary shares represented by 57,235.5 ADSs issuable upon exercise of warrants issued in our January 2017 financing.

(22)	Represents 114,471 ordinary shares represented by 57,235.5 ADSs issuable upon exercise of warrants issued in our January 2017 financing.

(23)	Represents (i) 97,087 ordinary shares represented by 48,543.5 ADSs issuable upon exercise of warrants issued in our March 2014 financing, and (ii) 73,298 ordinary shares represented by 36,649 ADSs issuable upon exercise of warrants issued in our December 2014 financing.

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(24)	Empery Asset Management LP, the authorized agent of Empery Tax Efficient, LP, or ETE II, has discretionary authority to vote and dispose of the shares held by ETE II and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE II. ETE II, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.

(25)	Represents (i) 540,332 ordinary shares represented by 270,166 ADSs issuable upon exercise of warrants issued in our December 2014 financing, and (ii) 167,625 ordinary shares represented by 83,812.5 ADSs issuable upon exercise of warrants issued in our January 2017 financing.

(26)	Represents 167,625 ordinary shares represented by 83,812.5 ADSs issuable upon exercise of warrants issued in our January 2017 financing.

(27)	Represents 540,332 ordinary shares represented by 270,166 ADSs issuable upon exercise of warrants issued in our December 2014 financing.

(28)	H.C. Wainwright is an entity in which Mark Viklund, the Chief Executive Officer of H.C. Wainwright, and Thomas Pinou, the Chief Financial Officer of H.C. Wainwright, hold shared voting and dispositive power over the shares held by H.C. Wainwright. H.C. Wainwright is a registered broker-dealer and acted as the placement agent in the January 2017 financing as well as the September and October 2015 financings and the December 2014 financing. The address of such selling stockholder is c/o H.C. Wainwright & Co., LLC, 430 Park Avenue, New York, NY 10022.

(29)	Represents (i) 26,966 ordinary shares represented by 13,483 ADSs issuable upon exercise of placement agent warrants issued in connection with our December 2014 financing, (ii) 62,068 ordinary shares represented by 31,034 ADSs issuable upon exercise of placement agent warrants issued in connection with our September 2015 financing, (iii) 33,276 ordinary shares represented by 16,638 ADSs issuable upon exercise of placement agent warrants issued in connection with our October 2015 financing, and (iv) 75,000 ordinary shares represented by 37,500 ADSs issuable upon exercise of warrants issued in our January 2017 financing.

(30)	Represents 75,000 ordinary shares represented by 37,500 ADSs issuable upon exercise of warrants issued in our January 2017 financing.

(31)	Represents (i) 26,966 ordinary shares represented by 13,483 ADSs issuable upon exercise of placement agent warrants issued in connection with our December 2014 financing, (ii) 62,068 ordinary shares represented by 31,034 ADSs issuable upon exercise of placement agent warrants issued in connection with our September 2015 financing, and (iii) 33,276 ordinary shares represented by 16,638 ADSs issuable upon exercise of placement agent warrants issued in connection with our October 2015 financing.

(32)	Referenced person is affiliated with H.C. Wainwright, a registered broker dealer.

(33)	Represents (i) 31,012 ordinary shares represented by 15,506 ADSs issuable upon exercise of placement agent warrants issued in connection with our December 2014 financing, (ii) 71,380 ordinary shares represented by 35,690 ADSs issuable upon exercise of placement agent warrants issued in connection with our September 2015 financing, (iii) 38,268 ordinary shares represented by 19,134 ADSs issuable upon exercise of placement agent warrants issued in connection with our October 2015 financing, and (iv) 86,250 ordinary shares represented by 43,125 ADSs issuable upon exercise of warrants issued in our January 2017 financing.

(34)	Represents 86,250 ordinary shares represented by 43,125 ADSs issuable upon exercise of warrants issued in our January 2017 financing.

(35)	Represents (i) 31,012 ordinary shares represented by 15,506 ADSs issuable upon exercise of placement agent warrants issued in connection with our December 2014 financing, (ii) 71,380 ordinary shares represented by 35,690 ADSs issuable upon exercise of placement agent warrants issued in connection with our September 2015 financing, and (iii) 38,268 ordinary shares represented by 19,134 ADSs issuable upon exercise of placement agent warrants issued in connection with our October 2015 financing.

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(36)	Represents (i) 11,236 ordinary shares represented by 5,618 ADSs issuable upon exercise of placement agent warrants issued in connection with our December 2014 financing, (ii) 25,862 ordinary shares represented by 12,931 ADSs issuable upon exercise of placement agent warrants issued in connection with our September 2015 financing, (iii) 13,864 ordinary shares represented by 6,932 ADSs issuable upon exercise of placement agent warrants issued in connection with our October 2015 financing, and (iv) 37,500 ordinary shares represented by 18,750 ADSs issuable upon exercise of warrants issued in our January 2017 financing.

(37)	Represents 37,500 ordinary shares represented by 18,750 ADSs issuable upon exercise of warrants issued in our January 2017 financing.

(38)	Represents (i) 11,236 ordinary shares represented by 5,618 ADSs issuable upon exercise of placement agent warrants issued in connection with our December 2014 financing, (ii) 25,862 ordinary shares represented by 12,931 ADSs issuable upon exercise of placement agent warrants issued in connection with our September 2015 financing, and (iii) 13,864 ordinary shares represented by 6,932 ADSs issuable upon exercise of placement agent warrants issued in connection with our October 2015 financing.

(39)	Represents (i) 17,080 ordinary shares represented by 8,540 ADSs issuable upon exercise of placement agent warrants issued in connection with our December 2014 financing, (ii) 39,310 ordinary shares represented by 19,655 ADSs issuable upon exercise of placement agent warrants issued in connection with our September 2015 financing, (iii) 21,074 ordinary shares represented by 10,537 ADSs issuable upon exercise of placement agent warrants issued in connection with our October 2015 financing, and (iv) 41,250 ordinary shares represented by 20,625 ADSs issuable upon exercise of warrants issued in our January 2017 financing.

(40)	Represents 41,250 ordinary shares represented by 20,625 ADSs issuable upon exercise of warrants issued in our January 2017 financing.

(41)	Represents (i) 17,080 ordinary shares represented by 8,540 ADSs issuable upon exercise of placement agent warrants issued in connection with our December 2014 financing, (ii) 39,310 ordinary shares represented by 19,655 ADSs issuable upon exercise of placement agent warrants issued in connection with our September 2015 financing, and (iii) 21,074 ordinary shares represented by 10,537 ADSs issuable upon exercise of placement agent warrants issued in connection with our October 2015 financing.

(42)	Represents (i) 2,696 ordinary shares represented by 1,348 ADSs issuable upon exercise of placement agent warrants issued in connection with our December 2014 financing, (ii) 6,208 ordinary shares represented by 3,104 ADSs issuable upon exercise of placement agent warrants issued in connection with our September 2015 financing, (iii) 3,328 ordinary shares represented by 1,664 ADSs issuable upon exercise of placement agent warrants issued in connection with our October 2015 financing, and (iv) 7,500 ordinary shares represented by 3,750 ADSs issuable upon exercise of placement agent warrants issued in connection with our January 2017 financing.

(43)	Represents 7,500 ordinary shares represented by 3,750 ADSs issuable upon exercise of placement agent warrants issued in connection with our January 2017 financing.

(44)	Represents (i) 2,696 ordinary shares represented by 1,348 ADSs issuable upon exercise of placement agent warrants issued in connection with our December 2014 financing, (ii) 6,208 ordinary shares represented by 3,104 ADSs issuable upon exercise of placement agent warrants issued in connection with our September 2015 financing, and (iii) 3,328 ordinary shares represented by 1,664 ADSs issuable upon exercise of placement agent warrants issued in connection with our October 2015 financing.

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(45)	Represents (i) 898 ordinary shares represented by 449 ADSs issuable upon exercise of placement agent warrants issued in connection with our December 2014 financing, (ii) 2,068 ordinary shares represented by 1,034 ADSs issuable upon exercise of placement agent warrants issued in connection with our September 2015 financing, (iii) 1,110 ordinary shares represented by 555 ADSs issuable upon exercise of placement agent warrants issued in connection with our October 2015 financing, and (iv) 2,500 ordinary shares represented by 1,250 ADSs issuable upon exercise of placement agent warrants issued in connection with our January 2017 financing.

(46)	Represents 2,500 ordinary shares represented by 1,250 ADSs issuable upon exercise of placement agent warrants issued in connection with our January 2017 financing.

(47)	Represents (i) 898 ordinary shares represented by 449 ADSs issuable upon exercise of placement agent warrants issued in connection with our December 2014 financing, (ii) 2,068 ordinary shares represented by 1,034 ADSs issuable upon exercise of placement agent warrants issued in connection with our September 2015 financing, and (iii) 1,110 ordinary shares represented by 555 ADSs issuable upon exercise of placement agent warrants issued in connection with our October 2015 financing.

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital summarizes certain provisions of our Articles of Association. Such summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of our Articles of Association, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part.

Ordinary Shares

At May 28, 2017, our authorized share capital consists of 80,000,000 ordinary shares, par value NIS 0.25 per share, of which 33,156,728 are issued and outstanding (including 446,827 ordinary shares that are held in treasury).

All of our outstanding ordinary shares will be validly issued, fully paid and non-assessable.  Our ordinary shares are not redeemable and do not have any preemptive rights.  Pursuant to Israeli securities laws, a company whose shares are traded on the TASE may not have more than one class of shares (subject to an exception which is not applicable to us), and all outstanding shares must be validly issued and fully paid.  Shares and convertible securities may not be issued without the consent of the Israeli Securities Authority and all outstanding shares must be registered for trading on the TASE.

We effected a 1-for-25 reverse share split with respect to our ordinary shares, options and warrants on May 12, 2013. Unless indicated otherwise by the context, all ordinary share, option, warrant and per share amounts as well as stock prices appearing in this prospectus have been adjusted to give retroactive effect to the share split for all periods presented.

Registration Number and Purposes of the Company

Our number with the Israeli Registrar of Companies is 512022153. Our purpose is set forth in Section 3 of our Articles of Association and includes every lawful purpose.

Our ordinary shares that are fully paid for are issued in registered form and may be freely transferred under our Articles of Association, unless the transfer is restricted or prohibited by applicable law or the rules of a stock exchange on which the shares are traded. The ownership or voting of our ordinary shares by non-residents of Israel is not restricted in any way by our Articles of Association or the laws of the State of Israel, except for ownership by nationals of some countries that are, or have been, in a state of war with Israel.

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Pursuant to the Israeli Companies Law and our Articles of Association, our Board of Directors may exercise all powers and take all actions that are not required under law or under our Articles of Association to be exercised or taken by our shareholders, including the power to borrow money for company purposes.

Our Articles of Association enable us to increase or reduce our share capital. Any such changes are subject to the provisions of the Israeli Companies Law and must be approved by a resolution duly passed by our shareholders at a general or special meeting by voting on such change in the capital. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings and profits and an issuance of shares for less than their nominal value, require a resolution of our Board of Directors and court approval.

Dividends

We may declare a dividend to be paid to the holders of our ordinary shares in proportion to their respective shareholdings. Under the Israeli Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless such company’s articles of association provide otherwise. Our Articles of Association do not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by our Board of Directors.

Pursuant to the Israeli Companies Law, we may only distribute dividends from our profits accrued over the previous two years, as defined in the Israeli Companies Law, according to our then last reviewed or audited financial reports, or we may distribute dividends with court approval. In each case, we are only permitted to pay a dividend if there is no reasonable concern that payment of the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

Election of Directors

Our ordinary shares do not have cumulative voting rights in the election of directors. As a result, the holders of a majority of the voting power represented at a shareholders meeting have the power to elect all of our directors, subject to the special approval requirements for external directors described under “Item 6. Directors, Senior Management and Employees — Board Practices — External Directors.” of our Form 20-F for the year ended December 31, 2016.

Pursuant to our Articles of Association, other than the external directors, for whom special election requirements apply under the Israeli Companies Law, our directors are elected at a general or special meeting of our shareholders and serve on the Board of Directors until the end of the next general meeting or they are removed by the majority of our shareholders at a general or special meeting of our shareholders or upon the occurrence of certain events, in accordance with the Israeli Companies Law and our Articles of Association. In addition, our Articles of Association allow our Board of Directors to appoint directors to fill vacancies on the Board of Directors to serve until the next general meeting or special meeting, or earlier if required by our Articles of Association or applicable law. We have held elections for each of our non-external directors at each annual meeting of our shareholders since our initial public offering in Israel. External directors are elected for an initial term of three years and may be removed from office pursuant to the terms of the Israeli Companies Law. See “Item 6. Directors, Senior Management and Employees — Board Practices — External Directors.” of our Form 20-F for the year ended December 31, 2016.

Shareholder Meetings

Under Israeli Companies Law, we are required to hold an annual general meeting of our shareholders once every calendar year that must be no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to as special meetings. Our Board of Directors may call special meetings whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Israeli Companies Law and our Articles of Association provide that our Board of Directors is required to convene a special meeting upon the written request of (i) any two of our directors or one quarter of our Board of Directors or (ii) one or more shareholders holding, in the aggregate, either (1) 5% of our outstanding shares and 1% of our outstanding voting power or (2) 5% of our outstanding voting power.

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Subject to the provisions of the Israeli Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which may be between four and forty days prior to the date of the meeting. Furthermore, the Israeli Companies Law and our Articles of Association require that resolutions regarding the following matters must be passed at a general meeting of our shareholders:

●	amendments to our Articles of Association;

●	appointment or termination of our auditors;

●	appointment of directors and appointment and dismissal of external directors;

●	approval of acts and transactions requiring general meeting approval pursuant to the Israeli Companies Law;

●	director compensation, indemnification and change of the principal executive officer;

●	increases or reductions of our authorized share capital;

●	a merger; and

●	the exercise of our Board of Director’s powers by a general meeting, if our board of directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management.

The Israeli Companies Law requires that a notice of any annual or special shareholders meeting be provided at least 21 days prior to the meeting and if the agenda of the meeting includes the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, or an approval of a merger, notice must be provided at least 35 days prior to the meeting.

The Israeli Companies Law does not allow shareholders of publicly traded companies to approve corporate matters by written consent. Consequently, our Articles of Association does not allow shareholders to approve corporate matters by written consent.

Pursuant to our Articles of Association, holders of our ordinary shares have one vote for each ordinary share held on all matters submitted to a vote before the shareholders at a general meeting.

Quorum

The quorum required for our general meetings of shareholders consists of at least two shareholders present in person, by proxy or written ballot who hold or represent between them at least 25% of the total outstanding voting rights.

A meeting adjourned for lack of a quorum is adjourned to the same day in the following week at the same time and place or on a later date if so specified in the summons or notice of the meeting. At the reconvened meeting, any number of our shareholders present in person or by proxy shall constitute a lawful quorum.

Resolutions

Our Articles of Association provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required by applicable law.

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Israeli law provides that a shareholder of a public company may vote in a meeting and in a class meeting by means of a written ballot in which the shareholder indicates how he or she votes on resolutions relating to the following matters:

●	an appointment or removal of directors;

●	an approval of transactions with office holders or interested or related parties;

●	an approval of a merger or any other matter in respect of which there is a provision in the articles of association providing that decisions of the general meeting may also be passed by written ballot;

●	authorizing the chairman of the board of directors or his relative to act as our chief executive officer or act with such authority; or authorize our chief executive officer or his relative to act as the chairman of the board of directors or act with such authority; and

●	other matters which may be prescribed by Israel’s Minister of Justice.

The provision allowing the vote by written ballot does not apply where the voting power of the controlling shareholder is sufficient to determine the vote. Our Articles of Association provides that our board of directors may prevent voting by means of a written ballot and this determination is required to be stated in the notice convening the general meeting.

The Israeli Companies Law provides that a shareholder, in exercising his or her rights and performing his or her obligations toward the company and its other shareholders, must act in good faith and in a customary manner, and avoid abusing his or her power. This is required when voting at general meetings on matters such as changes to the articles of association, increasing our registered capital, mergers and approval of related party transactions. A shareholder also has a general duty to refrain from depriving any other shareholder of its rights as a shareholder. In addition, any controlling shareholder, any shareholder who knows that its vote can determine the outcome of a shareholder vote and any shareholder who, under such company’s articles of association, can appoint or prevent the appointment of an office holder, is required to act with fairness towards the company. The Israeli Companies Law does not describe the substance of this duty except to state that the remedies generally available upon a breach of contract will also apply to a breach of the duty to act with fairness, and, to the best of our knowledge, there is no binding case law that addresses this subject directly.

Under the Israeli Companies Law, unless provided otherwise in a company’s articles of association, a resolution at a shareholders meeting requires approval by a simple majority of the voting rights represented at the meeting, in person, by proxy or written ballot, and voting on the resolution. A resolution for the voluntary winding up of the company requires the approval of holders of 75% of the voting rights represented at the meeting, in person, by proxy or by written ballot and voting on the resolution.

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our ordinary shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Access to Corporate Records

Under the Israeli Companies Law, all shareholders of a company generally have the right to review minutes of our general meetings, its shareholders register and principal shareholders register, articles of association, financial statements and any document it is required by law to file publicly with the Israeli Companies Registrar and the ISA. Any of our shareholders may request access to review any document in our possession that relates to any action or transaction with a related party, interested party or office holder that requires shareholder approval under the Israeli Companies Law. We may deny a request to review a document if we determine that the request was not made in good faith, that the document contains a commercial secret or a patent or that the document’s disclosure may otherwise prejudice our interests.

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Acquisitions under Israeli Law

Full Tender Offer

A person wishing to acquire shares of a public Israeli company and who would as a result hold over 90% of the target company’s issued and outstanding share capital is required by the Israeli Companies Law to make a tender offer to all of our shareholders for the purchase of all of the issued and outstanding shares of the company. A person wishing to acquire shares of a public Israeli company and who would as a result hold over 90% of the issued and outstanding share capital of a certain class of shares is required to make a tender offer to all of the shareholders who hold shares of the same class for the purchase of all of the issued and outstanding shares of the same class. If the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital of the company or of the applicable class, all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law (provided that a majority of the offerees that do not have a personal interest in such tender offer shall have approved the tender offer except that if the total votes to reject the tender offer represent less than 2% of the company’s issued and outstanding share capital, in the aggregate, approval by a majority of the offerees that do not have a personal interest in such tender offer is not required to complete the tender offer). However, a shareholder that had its shares so transferred may petition the court within six months from the date of acceptance of the full tender offer, whether or not such shareholder agreed to the tender or not, to determine whether the tender offer was for less than fair value and whether the fair value should be paid as determined by the court unless the acquirer stipulated in the tender offer that a shareholder that accepts the offer may not seek appraisal rights. If the shareholders who did not accept the tender offer hold 5% or more of the issued and outstanding share capital of the company or of the applicable class, the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of our issued and outstanding share capital or of the applicable class from shareholders who accepted the tender offer.

Special Tender Offer

The Israeli Companies Law provides that an acquisition of shares of a public Israeli company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the company, unless one of the exemptions in the Israeli Companies Law is met. This rule does not apply if there is already another holder of at least 25% of the voting rights in the company. Similarly, the Israeli Companies Law provides that an acquisition of shares in a public company must be made by means of a tender offer if as a result of the acquisition the purchaser would become a holder of 45% or more of the voting rights in the company, if there is no other shareholder of the company who holds 45% or more of the voting rights in the company, unless one of the exemptions in the Israeli Companies Law is met.

A special tender offer must be extended to all shareholders of a company but the offeror is not required to purchase shares representing more than 5% of the voting power attached to our outstanding shares, regardless of how many shares are tendered by shareholders. A special tender offer may be consummated only if (i) at least 5% of the voting power attached to our outstanding shares will be acquired by the offeror and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer.

If a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

Merger

The Israeli Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain requirements described under the Israeli Companies Law are met, a majority of each party’s shares voted on the proposed merger at a shareholders’ meeting called with at least 35 days’ prior notice.

For purposes of the shareholder vote, unless a court rules otherwise, the merger will not be deemed approved if a majority of the shares represented at the shareholders meeting that are held by parties other than the other party to the merger, or by any person who holds 25% or more of the outstanding shares or the right to appoint 25% or more of the directors of the other party, vote against the merger. If the transaction would have been approved but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the value of the parties to the merger and the consideration offered to the shareholders.

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Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of any of the parties to the merger, and may further give instructions to secure the rights of creditors.

In addition, a merger may not be completed unless at least 50 days have passed from the date that a proposal for approval of the merger was filed by each party with the Israeli Registrar of Companies and 30 days have passed from the date the merger was approved by the shareholders of each party.

Antitakeover Measures

The Israeli Companies Law allows us to create and issue shares having rights different from those attached to our ordinary shares, including shares providing certain preferred rights, distributions or other matters and shares having preemptive rights. As of the date of this annual report, we do not have any authorized or issued shares other than our ordinary shares. In the future, if we do create and issue a class of shares other than ordinary shares, such class of shares, depending on the specific rights that may be attached to them, may delay or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over the market value of their ordinary shares. The authorization of a new class of shares will require an amendment to our Articles of Association which requires the prior approval of the holders of a majority of our shares at a general meeting. In addition, the rules and regulations of the TASE also limit the terms permitted with respect to a new class of shares and prohibit any such new class of shares from having voting rights. Shareholders voting in such meeting will be subject to the restrictions provided in the Israeli Companies Law as described above.

Borrowing Powers

Under the Israeli Companies Law and our amended and restated articles of association, our board of directors may exercise all powers and take all actions that are not required under law or under our amended and restated articles of association to be exercised or taken by our shareholders or other corporate bodies, including the power to borrow money for company purposes.

Changes in Capital

Our amended and restated articles of association enable us to increase or reduce our share capital. Any such changes are subject to the provisions of the Israeli Companies Law and must be approved by a resolution duly passed by our shareholders at a general meeting by voting on such change in the capital. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings or profits and, in certain circumstances, an issuance of shares for less than their nominal value, require the approval of both our Board of Directors and an Israeli court.

American Depositary Shares

The Bank of New York Mellon, as Depositary, will register and deliver American Depositary Shares, or ADSs. Each ADS will represent two (2) ordinary shares (or a right to receive two (2) ordinary shares) deposited with the principal Tel Aviv office of Bank Hapoalim, as custodian for the Depositary. Each ADS will also represent any other securities, cash or other property which may be held by the Depositary. The Depositary’s corporate trust office at which the ADSs will be administered is located at 101 Barclay Street, New York, New York 10286. The Bank of New York Mellon’s principal executive office is located at One Wall Street, New York, New York 10286.

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You may hold ADSs either (i) directly (a) by having an American Depositary Receipt, or an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (b) by having ADSs registered in your name in the Direct Registration System, or DRS, or (ii) indirectly by holding a security entitlement in ADSs through your broker or other financial institution. If you hold ADSs directly, you are a registered ADS holder, or an ADS holder. The description in this section assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

The DRS is a system administered by The Depository Trust Company, or DTC, pursuant to which the Depositary may register the ownership of uncertificated ADSs, which ownership is confirmed by periodic statements sent by the Depositary to the registered holders of uncertificated ADSs.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Israeli law governs shareholder rights. The Depositary will be the holder of the shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. The Deposit Agreement, or the Deposit Agreement, among us, the Depositary and you, as an ADS holder, and all other persons indirectly holding ADSs sets out ADS holder rights as well as the rights and obligations of the Depositary. New York law governs the Deposit Agreement and the ADSs.

The following is a summary of the material provisions of the Deposit Agreement. For more complete information, you should read the entire Deposit Agreement and the form of ADS. Directions on how to obtain copies of those documents are provided under “Available Information”.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The Depositary has agreed to pay to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent.

●	Cash. The Depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the Deposit Agreement allows the Depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

●	Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the Depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

●	Shares. The Depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The Depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the Depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The Depositary may sell a portion of the distributed shares sufficient to pay its fees and expenses in connection with that distribution.

●	Rights to purchase additional shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the Depositary may make these rights available to ADS holders. If the Depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the Depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash. The Depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

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●

If the Depositary makes rights available to ADS holders, it will exercise the rights and purchase the shares on your behalf. The Depositary will then deposit the shares and deliver ADSs to the persons entitled to them. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the Depositary may deliver restricted Depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

●	Other Distributions. The Depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practicable. If it cannot make the distribution in that way, the Depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the Depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The Depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution.

The Depositary is not responsible if it decides that it is unlawful or impracticable to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act other than in accordance with a registration rights agreement entered into in connection with our March 2014 private placement. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impracticable for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The Depositary will deliver ADSs if you or your broker deposit shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the Depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs at the Depositary’s corporate trust office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the Depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the Depositary will deliver the deposited securities at its corporate trust office, if feasible.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the Depositary for the purpose of exchanging your ADR for uncertificated ADSs. The Depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Alternatively, upon receipt by the Depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the Depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

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Voting Rights

How do you vote?

ADS holders may instruct the Depositary to vote the number of deposited shares their ADSs represent. The Depositary will notify ADS holders of shareholders’ meetings and arrange to deliver our voting materials to them if we ask it to. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the Depositary how to vote. For instructions to be valid, they must reach the Depositary by a date set by the Depositary. Otherwise, you will not be able to exercise your right to vote unless you withdraw the shares. To do so, however, you would need to know about the meeting sufficiently in advance to withdraw the shares.

The Depositary will try, as far as practical, subject to the laws of Israel and of our Articles of Association or similar documents, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders. The Depositary will only vote or attempt to vote as instructed.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the Depositary to vote your shares. In addition, the Depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the Depositary as to the exercise of voting rights relating to deposited securities, if we request the Depositary to act, we agree to give the Depositary notice of any such meeting and details concerning the matters to be voted upon not less than 45 days in advance of the meeting date.

Fees and Expenses

Persons depositing or withdrawing shares or ADS holders must pay :	For:
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	●	Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property

	●	Cancellation of ADSs for the purpose of withdrawal, including if the Deposit Agreement terminates

$.05 (or less) per ADS	●	Any cash distribution to ADS holders

A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	●	Distribution of securities distributed to holders of deposited securities which are distributed by the Depositary to ADS holders

$.05 (or less) per ADSs per calendar year	●	Depositary services

Registration or transfer fees	●	Transfer and registration of shares on our share register to or from the name of the Depositary or its agent when you deposit or withdraw shares

Expenses of the Depositary	●	Cable, telex and facsimile transmissions (when expressly provided in the Deposit Agreement)

	●	Converting foreign currency to U.S. dollars

Taxes and other governmental charges the Depositary or the custodian have to pay on any ADS or share underlying an ADS, for example, stock transfer taxes, stamp duty or withholding taxes	●	As necessary

Any charges incurred by the Depositary or its agents for servicing the deposited securities	●	As necessary

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The Depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The Depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The Depositary may collect its annual fee for depositary services by deduction from cash distributions, by directly billing investors or by charging the book-entry system accounts of participants acting for them. The Depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the Depositary may make payments to us to reimburse us for expenses and/or share revenue with us from the fees collected from ADS holders, or waive fees and expenses for services provided, generally relating to costs and expenses arising out of the establishment and maintenance of the ADS program. In performing its duties under the Deposit Agreement, the Depositary may use brokers, dealers or other service providers that are affiliates of the Depositary and that may earn or share fees or commissions.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The Depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the Depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If we:	Then:

● Change the nominal or par value of our shares

● Reclassify, split up or consolidate any of the deposited securities

● Distribute securities on the shares that are not distributed to you

● Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action

The cash, shares or other securities received by the Depositary will become deposited securities. Each ADS will automatically represent its equal share of the new deposited securities.

The Depositary may, and will if we ask it to, distribute some or all of the cash, shares or other securities it received. It may also deliver new ADRs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

How may the Deposit Agreement be amended?

We may agree with the Depositary to amend the Deposit Agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the Depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the Depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the Deposit Agreement, as amended.

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How may the Deposit Agreement be terminated?

The Depositary will terminate the Deposit Agreement at our direction by mailing notice of termination to the ADS holders then outstanding at least 30 days prior to the date fixed in such notice for such termination. The Depositary may also terminate the Deposit Agreement by mailing notice of termination to us and the ADS holders if 60 days have passed since the Depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment.

After termination, the Depositary and its agents will do the following under the Deposit Agreement, but nothing else: collect distributions on the deposited securities, sell rights and other property, and deliver shares and other deposited securities upon cancellation of ADSs. Four months after termination, the Depositary may sell any remaining deposited securities by public or private sale. After that, the Depositary will hold the money it received on the sale, as well as any other cash it is holding under the Deposit Agreement for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The Depositary’s only obligations will be to account for the money and other cash. After termination, our only obligations will be to indemnify the Depositary and to pay fees and expenses of the Depositary that we agreed to pay.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to ADS Holders

The Deposit Agreement expressly limits our obligations and the obligations of the Depositary. It also limits our liability and the liability of the Depositary. We and the Depositary:

●	are only obligated to take the actions specifically set forth in the Deposit Agreement without negligence or bad faith;

●	are not liable if we are or it is prevented or delayed by law or circumstances beyond our control from performing our or its obligations under the Deposit Agreement;

●	are not liable if we or it exercises discretion permitted under the Deposit Agreement;

●	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the Deposit Agreement, or for any special, consequential or punitive damages for any breach of the terms of the Deposit Agreement;

●	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the Deposit Agreement on your behalf or on behalf of any other person; and

●	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person.

In the Deposit Agreement, we and the Depositary agree to indemnify each other under certain circumstances.

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Requirements for Depositary Actions

Before the Depositary will deliver or register a transfer of an ADS, make a distribution on an ADS, or permit withdrawal of shares, the Depositary may require:

●	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

●	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

●	compliance with regulations it may establish, from time to time, consistent with the Deposit Agreement, including presentation of transfer documents.

The Depositary may refuse to deliver ADSs or register transfers of ADSs generally when the transfer books of the Depositary or our transfer books are closed or at any time if the Depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying shares at any time except:

●	when temporary delays arise because: (i) the Depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our shares;

●	when you owe money to pay fees, taxes and similar charges; or

●	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the Deposit Agreement.

Pre-release of ADSs

Subject to the provisions of the Deposit Agreement, the Depositary may issue ADSs before deposit of the underlying shares. This is called a pre-release of ADSs. The Depositary may also deliver shares prior to the receipt and cancellation of pre-released ADSs even if the ADSs are cancelled before the pre-release transaction has been closed out. A pre-release is closed out as soon as the underlying shares are delivered to the Depositary. The Depositary may receive ADSs instead of shares to close out a pre-release. The Depositary may pre-release ADSs only under the following conditions:

●	before or at the time of the pre-release, the person to whom the pre-release is being made must represent to the Depositary in writing that it or its customer, as the case may be, (i) owns the shares or ADSs to be remitted, (ii) will assign all beneficial rights, title and interest in the ADSs or shares to the Depositary and for the benefit of the ADS holders, and (iii) will not take any action with respect to the ADSs or shares that is inconsistent with the assignment of beneficial ownership (including, without the consent of the Depositary, disposing of the ADSs or shares) other than in satisfaction of the pre-release;

●	the pre-release must be fully collateralized with cash or collateral that the Depositary considers appropriate; and

●	the Depositary must be able to close out the pre-release on not more than five business days’ notice.

The pre-release will be subject to whatever indemnities and credit regulations that the Depositary considers appropriate. In addition, the Depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the Depositary may disregard the limit from time to time, if it thinks it is appropriate to do so. At our instruction, a pre-release may be discontinued entirely.

Direct Registration System

In the Deposit Agreement, all parties to the Deposit Agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC under which the Depositary may register the ownership of uncertificated ADSs, which ownership will be evidenced by periodic statements sent by the Depositary to the registered holders of uncertificated ADSs. Profile is a required feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of ADSs, to direct the Depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the Depositary of prior authorization from the ADS holder to register that transfer.

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In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the Deposit Agreement understand that the Depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the Deposit Agreement, the parties agree that the Depositary’s reliance on and compliance with instructions received by the Depositary through the DRS/Profile and in accordance with the Deposit Agreement will not constitute negligence or bad faith on the part of the Depositary.

Shareholder Communications; Inspection of Register ADS Holders

The Depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The Depositary will send you copies of those communications if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Disclosure of Beneficial Ownership

We may from time to time request that ADS holders provide information as to the capacity in which they hold ADSs or a beneficial interest in such ADSs and regarding the identity of any other persons then or previously having a beneficial interest in ADSs, and the nature of such interest and various other matters. ADS holders agree to provide such information reasonably requested by the us pursuant to the Deposit Agreement. The Depositary agrees to comply with reasonable written instructions received from time to time from us requesting that the Depositary forward any such written requests to the Owners and to forward to us any such responses to such requests received by the Depositary.

Each ADS holder agrees to comply with any applicable provision of Israeli law with regard to the notification to us of the holding or proposed holding of certain interests in the underlying ordinary shares and the obtaining of certain consents, to the same extent as if such ADS holder were a registered holder or beneficial owner of the underlying ordinary shares. The Depositary is not required to take any action with respect to such compliance on behalf of any ADS holder, including the provision of the notifications described below.

As of the date of the Deposit Agreement, under Israeli law, persons who hold a direct or indirect interest in 5% or more of the voting securities of us (including persons who hold such an interest through the holding of ADSs) are required to give written notice of their interest and any subsequent changes in their interest to us within the timeframes set forth in Israeli law. The foregoing is a summary of the relevant provision of Israeli law and does not purport to be a complete review of this or other provisions that may be applicable to ADS holders. We undertake no obligation to update this summary in the future.

Description of the Warrants

January 2017 Warrants

The following is a brief summary of the warrants and placement agent warrants issued in connection with our January 2017 financing and is subject in all respects to the provisions contained in the warrants, the form filed as an exhibit to our Current Report on Form 6-K dated January 20, 2017 and the placement agent warrants, the form filed as an exhibit to the registration statement, of which this prospectus forms a part. Unless otherwise stated, references to warrants in this section include the placement agent warrants.

Exercisability.  Holders may exercise warrants at any time after July 24, 2017 until close of business on July 24, 2022 except that the placement agent warrants are exercisable until close of business on January 24, 2022.  The warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of ordinary shares represented by ADSs purchased upon such exercise (except in the case of a cashless exercise in limited circumstances discussed below).

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Cashless Exercise.   If after July 24, 2017 a registration statement covering the issuance of the ordinary shares represented ADS issuable upon exercise of the warrants is not effective at the time of exercise of the warrants, the holder may, at its option, exercise its warrants on a cashless basis.  When exercised on a cashless basis, a portion of the warrant is cancelled in payment of the purchase price payable in respect of the number of shares of our common stock purchasable upon such exercise.

Exercise Price.  The exercise price of ADSs purchasable upon exercise of the warrants is $2.25 per ADS.  The exercise price and the number of ADS issuable upon exercise of the warrants is subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications or similar events affecting our ordinary shares, and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Transferability.  Subject to certain transfer restrictions, the warrants may be transferred at the option of the holder upon surrender of the warrants with the appropriate instruments of transfer. In addition, the holder (or permitted assignees under Rule 5110(g)(1)) of the placement agent warrants may not sell, transfer, assign, pledge, or hypothecate the warrants or the securities underlying these warrants, nor may they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the effective date or commencement of sales of the public offering of the ordinary shares represented by the ADSs issuable upon exercise of the warrants.

Purchase Rights, Fundamental Transactions and Change of Control.  If we sell or grant any rights to purchase stock, warrants or securities or other property to our stockholders on a pro rata basis, we will provide the holders of warrants with the right to acquire, upon the same terms, the securities subject to such purchase rights as though the warrant had been exercised immediately prior to the declaration of such rights.  If we consummate any fundamental transaction, as described in the warrants and generally including any consolidation or merger into another corporation, the consummation of a transaction whereby another entity acquires more than 50% of our outstanding ordinary shares, the sale of all or substantially all of our assets, or another transaction in which our common stock is converted into or exchanged for other securities or other consideration, the holder of warrants will thereafter receive upon exercise of the warrants the securities or other consideration to which a holder of the number of shares of common stock then deliverable upon the exercise or conversion of such warrants would have been entitled upon such consolidation, merger or other transaction.

Exchange Listing. We do not plan on making an application to list the warrants on the NYSE MKT, any national securities exchange or other nationally recognized trading system.  Our ADSs underlying the warrants are listed on the NYSE MKT and our ordinary shares are traded on the TASE.

Rights as Stockholder. Except as otherwise provided in the warrants (such as the rights described above of a warrant holder upon our sale or grant of any rights to purchase shares, warrants or securities or other property to our shareholders on a pro rata basis) or by virtue of such holder’s ownership of our ordinary shares, the holders of the warrants do not have the rights or privileges of holders of our ordinary shares, including any voting rights, until they exercise their warrants.

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PLAN OF DISTRIBUTION

We are registering the ordinary shares represented by ADSs issuable upon exercise of the warrants and placement agent warrants issued in our January 2017 private placement to permit the resale of these ordinary shares represented by ADSs by the holders of these warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the ordinary shares represented by ADSs other than proceeds from the cash exercise of the warrants and placement agent warrants. We will bear all fees and expenses incident to our obligation to register the ordinary shares represented by ADSs.

The selling shareholders may sell all or a portion of the ordinary shares represented by ADSs beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the ordinary shares represented by ADSs are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent's commissions. The ordinary shares represented by ADSs may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales;

●	sales pursuant to Rule 144;

●	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

If the selling shareholders effect such transactions by selling ordinary shares represented by ADSs to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the ordinary shares represented by ADSs for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of ordinary shares represented by ADSs or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the ordinary shares represented by ADSs in the course of hedging in positions they assume. The selling shareholders may also sell ordinary shares represented by ADSs short and deliver ordinary shares represented by ADSs covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge ordinary shares represented by ADSs to broker-dealers that in turn may sell such shares.

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The selling shareholders may pledge or grant a security interest in some or all of the warrants, placement agent warrants or ADSs owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ordinary shares represented by ADSs from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the ordinary shares represented by ADSs in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealer participating in the distribution of the ordinary shares represented by ADSs may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the ordinary shares represented by ADSs is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of ordinary shares represented by ADSs being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states ordinary shares represented by ADSs may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states ordinary shares represented by ADSs may not be sold unless such ordinary shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the ordinary shares represented by ADSs registered pursuant to the registration statement, of which this prospectus forms a part.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the ordinary shares represented by ADSs by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the ordinary shares represented by ADSs to engage in market-making activities with respect to the ordinary shares represented by ADSs. All of the foregoing may affect the marketability of the ordinary shares represented by ADSs and the ability of any person or entity to engage in market-making activities with respect to the ordinary shares represented by ADSs.

We will pay all expenses of the registration of the ordinary shares represented by ADSs, estimated to be $50,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any.

Once sold under the registration statement, of which this prospectus forms a part, the ordinary shares represented by ADSs will be freely tradable in the hands of persons other than our affiliates.

EXPERTS

The consolidated financial statements of Can-fite BioPharma Ltd. and its subsidiaries as of December 31, 2016 and 2015 and for each of the three years in the period ended December 31, 2016 incorporated by reference in this prospectus have been audited by Kost, Forer, Gabbay & Kasierer, a member of Ernst &Young Global, an independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

McDermott Will & Emery LLP, New York, New York, has passed upon certain legal matters regarding the securities offered hereby under U.S. law, and Doron Tikotzky Kantor Gutman Cederboum & Co., Ramat Gan, Israel, has passed upon certain legal matters regarding the securities offered hereby under Israeli law. If the securities are distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the applicable prospectus supplement.

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WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1, including amendments and relevant exhibits and schedules, under the Securities Act covering the ordinary shares represented by ADSs to be sold in this offering. This prospectus, which constitutes a part of the registration statement, summarizes material provisions of contracts and other documents that we refer to in the prospectus. Since this prospectus does not contain all of the information contained in the registration statement, you should read the registration statement and its exhibits and schedules for further information with respect to us and our ordinary shares and the ADSs. You may review and copy the registration statement, reports and other information we file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may also request copies of these documents upon payment of a duplicating fee by writing to the SEC. For further information on the public reference facility, please call the SEC at 1-800-SEC-0330. Our SEC filings, including the registration statement, are also available to you on the SEC's Web site at http://www.sec.gov.

In addition, since our ordinary shares are traded on the TASE, in the past we filed Hebrew language periodic and immediate reports with, and furnished information to, the TASE and the Israel Securities Authority, or the ISA, as required under Chapter Six of the Israel Securities Law, 1968.  On March 31, 2014, we transitioned solely to U.S. reporting standards in accordance with an applicable exemption under the Israel Securities Law.  Copies of our SEC filings and submissions are submitted to the Israeli Securities Authority and TASE.  Such copies can be retrieved electronically through the MAGNA distribution site of the Israeli Securities Authority (www.magna.isa.gov.il) and the TASE website (maya.tase.co.il).

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements we file reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act. However, we file with the SEC, within four months after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and submit to the SEC, on Form 6-K, unaudited quarterly financial information for the first three quarters of each fiscal year within 60 days after the end of each such quarter, or such applicable time as required by the SEC.

INCORPORATION BY REFERENCE

We are allowed to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference in this prospectus the documents listed below:

(1)	Our Annual Report on Form 20-F for the year ended December 31, 2016 filed with the SEC on March 30, 2017;

(2)	Our Form 6-Ks filed with the SEC on March 31, 2017, April 25, 2017, May 3, 2017, May 16, 2017, May 22, 2017 and May 30, 2017; and

(3)	The description of our ADSs and ordinary shares contained in our Form 8-A filed with the SEC on November 15, 2013 including any amendment or report filed for the purpose of updating such description.

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The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of these filings, at no cost, upon written or oral request to us at the following address:

Can-Fite BioPharma Ltd. 10 Bareket Street, Kiryat Matalon PO Box 7537 Petach Tikva, Israel Tel: + 972 3 924-1114 Email: info@canfite.com Attention: Investor Relations

You also may access the incorporated reports and other documents referenced above on our website at www.canfite.com. The information contained on, or that can be accessed through, our website is not part of this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus or a prospectus supplement.  We have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, or such earlier date, that is indicated in this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us, our Israeli subsidiaries, our directors and officers and the Israeli experts, if any, named in this prospectus, substantially all of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because the majority of our assets and investments, and substantially all of our directors, officers and such Israeli experts, if any, are located outside the United States, any judgment obtained in the United States against us or any of them may be difficult to collect within the United States.

We have been informed by our legal counsel in Israel that it may also be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. There is little binding case law in Israel addressing these matters. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

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Subject to specified time limitations and legal procedures, under the rules of private international law currently prevailing in Israel, Israeli courts may enforce a U.S. judgment in a civil matter, including a judgment based upon the civil liability provisions of the U.S. securities laws, as well as a monetary or compensatory judgment in a non-civil matter, provided that the following conditions are met:

●	subject to limited exceptions, the judgment is final and non-appealable;

●	the judgment was given by a court competent under the laws of the state of the court and is otherwise enforceable in such state;

●	the judgment was rendered by a court competent under the rules of private international law applicable in Israel;

●	the laws of the state in which the judgment was given provide for the enforcement of judgments of Israeli courts;

●	adequate service of process has been effected and the defendant has had a reasonable opportunity to present his arguments and evidence;

●	the judgment and its enforcement are not contrary to the law, public policy, security or sovereignty of the State of Israel;

●	the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties; and

●	an action between the same parties in the same matter was not pending in any Israeli court at the time the lawsuit was instituted in the U.S. court.

We have appointed Vcorp Agent Services, Inc. as our agent to receive service of process in any action against us in any United States federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

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May ___, 2017

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.  Indemnification of Directors, Officers and Employees

An Israeli company may indemnify an office holder in respect of certain liabilities either in advance of an event or following an event provided that a provision authorizing such indemnification is inserted in its articles of association.  Our Articles of Association contain such a provision.  An undertaking provided in advance by an Israeli company to indemnify an office holder with respect to a financial liability imposed on him or her in favor of another person pursuant to a judgment, settlement or arbitrator’s award approved by a court must be limited to events which in the opinion of the board of directors can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or a criteria determined by the board of directors as reasonable under the circumstances, and such undertaking must detail the abovementioned events and amount or criteria.

In addition, a company may indemnify an office holder against the following liabilities incurred for acts performed as an office holder:

●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and

●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf or by a third party or in connection with criminal proceedings in which the office holder was acquitted or as a result of a conviction for a crime that does not require proof of criminal intent.

●	a financial liability imposed on the office holder in favor of another person pursuant to a judgment, including a compromise judgment or arbitrator judgment approved by a court.

An Israeli company may insure a director or officer against the following liabilities incurred for acts performed as a director or officer:

●	a breach of duty of care to the company or to a third party, including a breach arising out of the negligent conduct of an office holder;

●	a breach of duty of loyalty to the company, provided the director or officer or office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the interests of the company; and

●	financial liabilities imposed on the office holder for the benefit of a third party.

An Israeli company may not indemnify or insure an office holder against any of the following:

●	a breach of duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

●	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

●	an act or omission committed with intent to derive illegal personal benefit; or

●	a fine, civil fine, monetary sanction or random levied against the office holder.

II-1

Under the Israeli Companies Law, indemnification and insurance of office holders must be approved by our audit committee and our board of directors and, in respect of our directors, by our shareholders.  Our directors and officers are currently covered by a directors and officers’ liability insurance policy with respect to specified claims.  To date, no claims for liability have been filed under this policy.  In addition, we have entered into indemnification agreements with each of our directors and officers and the directors and officers of our subsidiaries providing them with indemnification for liabilities or expenses incurred as a result of acts performed by them in their capacity as our, or our subsidiaries’ directors and officers.  This indemnification is limited both in terms of amount and coverage.  In the opinion of the SEC, however, indemnification of directors and office holders for liabilities arising under the Securities Act is against public policy and therefore unenforceable.

Item 7.  Recent Sales of Unregistered Securities

Set forth below are the sales of all unregistered securities of ours sold by us within the past three years (i.e., since May 1, 2014, up to the date of this registration statement) which were not registered under the Securities Act:

On December 8, 2014, we sold to certain institutional investors an aggregate of 1,797,753 ADSs in a registered direct offering at $4.45 per share resulting in gross proceeds of $8,000,000. In addition, we issued to the investors unregistered warrants to purchase 898,877 ADSs in a private placement. The warrants may be exercised at any time for a period of five years from issuance and have an exercise price of $4.45 per ADS, subject to adjustment as set forth therein. The warrants may be exercised on a cashless basis if six months after issuance there is no effective registration statement registering the ADSs underlying the warrants. We paid an aggregate of $762,500 in placement agent fees and expenses and issued unregistered placement agent warrants to purchase 89,888 ADS, exercisable for five years from issuance, at an exercise price of $4.45 per ADS, subject to adjustment as set forth therein.

On September 21, 2015, we sold to certain institutional investors an aggregate of 2,068,966 ADSs in a registered direct offering at $4.35 per ADS resulting in gross proceeds of $9,000,002. In addition, we issued to the investors unregistered warrants to purchase 1,034,483 ADSs in a private placement. The warrants may be exercised after six months from issuance for a period of five and a half years from issuance and have an exercise price of $5.25 per ADS, subject to adjustment as set forth therein. The warrants may be exercised on a cashless basis if six months after issuance there is no effective registration statement registering the ADSs underlying the warrants. We paid an aggregate of $792,379 in placement agent fees and expenses and issued unregistered placement agent warrants to purchase 103,448 ADS on the same terms as the warrants except they have a term of five years.

On October 15, 2015, we sold to certain institutional investors providing for the issuance of an aggregate of 1,109,196 ADSs in a registered direct offering at $4.35 per ADS resulting in gross proceeds of approximately $4,825,000. In addition, we issued to the investors unregistered warrants to purchase 443,678 ADSs in a private placement. The warrants may be exercised after six months from issuance for a period of five and a half years from issuance and have an exercise price of $5.25 per ADS, subject to adjustment as set forth therein. The warrants may be exercised on a cashless basis if six months after issuance there is no effective registration statement registering the ADSs underlying the warrants. We paid an aggregate of $524,621 in placement agent fees and expenses and issued unregistered placement agent warrants to purchase 55,460 ADS on the same terms as the warrants except they have a term of five years.

We entered into an agreement with a service provider dated January 1, 2016 providing for the issuance of restricted 37,000 ADSs.

On May 26, 2016, we granted to a service provider options to purchase up to 20,000 ordinary shares at an exercise price of NIS 5.376 per share. The options vest quarterly over four years and have a term of ten years.

On January 24, 2017, we sold to certain institutional investors an aggregate of 2,500,000 ADSs in a registered direct offering at $2.00 per ADS resulting in gross proceeds of approximately $5,000,000. In addition, we issued to the investors unregistered warrants to purchase 1,250,000 ADSs in a private placement. The warrants may be exercised after six months from issuance for a period of five and a half years from issuance and have an exercise price of $2.25 per ADS, subject to adjustment as set forth therein. The warrants may be exercised on a cashless basis if six months after issuance there is no effective registration statement registering the ADSs underlying the warrants. We paid an aggregate of $360,000 in placement agent fees and expenses and issued unregistered placement agent warrants to purchase 125,000 ADS on the same terms as the warrants except they have a term of five years.

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The securities above were offered and sold pursuant to an exemption from the registration requirements under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder since, among other things, the transactions did not involve a public offering and the securities were acquired for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

Item 8.  Exhibits and Financial Statement Schedules

(a)           Exhibits

See Exhibit Index.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

The Registrant acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, the registrant is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading.

(b)           Financial Statement Schedules

All schedules have been omitted because either they are not required, are not applicable or the information is otherwise set forth in the consolidated financial statements and related notes thereto.

Item 9.  Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

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(2)	That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Petach Tikva, State of Israel on this 30th day of May 2017.

CAN-FITE BIOPHARMA LTD.

By:	/s/ Pnina Fishhma, Ph.D.
Pnina Fishman, Ph.D.
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTED, that each director and officer of CAN-FITE BIOPHARMA LTD. whose signature appears below hereby appoints Pnina Fishman, Ph.D. and Motti Farbstein, and each of them severally, acting alone and without the other, his/her true and lawful attorney-in-fact with full power of substitution or re-substitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign on such person’s behalf, individually and in each capacity stated below, any and all amendments, including post-effective -amendments to this Registration Statement, and to sign any and all additional registration statements relating to the same offering of securities of the Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Pnina Fishman	Chief Executive Officer and Director
Pnina Fishman, Ph.D.	(principal executive officer)	May 30, 2017

/s/ Motti Farbstein	Chief Operating and Financial Officer
Motti Farbstein	(principal financial officer and principal accounting officer)	May 30, 2017

/s/ Ilan Cohen, Ph.D.	Chairman of the Board
Ilan Cohen, Ph.D.		May 30, 2017

/s/ Guy Regev	Director
Guy Regev		May 30, 2017

/s/ Abraham Sartani	Director
Abraham Sartani		May 30, 2017

/s/ Israel Shamay	Director
Israel Shamay		May 30, 2017

/s/ Gil Oren	Director
Gil Oren		May 30, 2017

/s/ Isaac Muller	Authorized United States Representative
Vcorp Agent Services, Inc. Isaac Muller, President		May 30, 2017

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EXHIBIT INDEX

Exhibit No.	Description

3.1	Amended and Restated Articles of Association of Can-Fite BioPharma Ltd. (1)

4.1	Form of Amended and Restated Deposit Agreement, by and among Can-Fite BioPharma Ltd., The Bank of New York Mellon and the Owners and Holders of American Depositary Shares, dated September 11, 2013 (2)

4.2	Form of Warrant issued by Can-Fite BioPharma Ltd. on January 24, 2017 (3)

4.3	Form of Placement Agent Warrant issued by Can-Fite BioPharma Ltd. on January 24, 2017*

5.1	Opinion of Doron, Tikotzky, Kantor, Gutman, Cederboum & Co., Israeli counsel to the Registrant*

23.1	Consent of Kost Forer Gabbay & Kasierer*

23.2	Consent of Doron, Tikotzky, Kantor, Gutman, Cederboum & Co. (included in Exhibit 5.1)*

24.1	Power of Attorney (included in signature page)*

*	Filed Herewith.

(1)	Incorporated herein by reference to the Annual Report on Form 20-F filed with the SEC on March 31, 2014.

(2)	Incorporated herein by reference to the Registration Statement on Form 8-A filed with the SEC on November 15, 2013.

(3)	Incorporated herein by reference to the Current Report on Form 6-K filed with the SEC on January 20, 2017.

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